Exhibit 99.1

Wilson Greatbatch Technologies, Inc.
For release at 4:00 p.m. est
Tuesday, May 20, 2003

Wilson Greatbatch Technologies, Inc. Announces Offering of $125
Million Convertible Subordinated Debentures

Clarence, NY - May 20, 2003 - Wilson Greatbatch Technologies, Inc. (NYSE:GB - news) announced today that it intends to offer $125 million of convertible subordinated debentures for sale in a private placement. The company expects to grant the initial purchasers of the debentures a 13-day option to purchase an additional $25 million of debentures. It is expected that the debentures, which will be convertible into shares of the company's common stock, will be due in 2013. The other terms of the debentures, including the interest rate, conversion rate and offering price, will be announced following pricing.

The company intends to use the net proceeds of the offering to permanently repay outstanding term indebtedness under its senior credit facility and to use the remainder for general corporate purposes.

The debentures and the shares of common stock issuable on conversion of the debentures have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Wilson Greatbatch Technologies, Inc., with operations in New York, Maryland, Massachusetts, Minnesota and Nevada, is a leading developer and manufacturer of power sources and other components used in implantable medical devices and other technically demanding applications.

Contact Information

Lawrence P. Reinhold                                Anthony W. Borowicz
Executive Vice President and                        Treasurer and
Chief Financial Officer                             Director, Investor Relations
(716) 759-5602                                      (716) 759-5809
lreinhold@greatbatch.com                            tborowicz@greatbatch.com